Exhibit 99.1

Press Release

Release Date:  November 22, 2016
At 4:30 p.m. EST

CONTACTS: PRUDENTIAL BANCORP, INC. Jack E. Rothkopf Chief Financial Officer (215) 755-1500	POLONIA BANCORP, INC. Paul Rutkowski Chief Financial Officer (215) 938-8800

PRUDENTIAL BANCORP, INC. ANNOUNCES NEW ELECTION DEADLINE

Philadelphia, Pennsylvania and Huntingdon Valley, Pennsylvania (November [22], 2016) –Prudential Bancorp, Inc. (the "Company" or "Prudential") (Nasdaq: PBIP), the holding company for Prudential Savings Bank (the "Bank"), and Polonia Bancorp, Inc. ("Polonia") (OTCBB: PBCP), jointly announced today that the previously announced election deadline for shareholders of Polonia to submit their election choices with respect to the form of merger consideration desired in connection with the proposed merger of Polonia with and into the Company has been extended from November 23, 2016, the current expiration date, to December 22, 2016. Prudential is holding a special meeting of its shareholders on December 19, 2016 to consider the proposal to issue shares of its common stock in the transaction to Polonia's shareholders. Subject to receipt of shareholder approval of the share issuance, Prudential expects that the merger with Polonia to be completed at the end of 2016 or very early in the first quarter of 2017.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia, and one is in Drexel Hill, Delaware County, Pennsylvania.

About Polonia Bancorp, Inc.

Polonia Bancorp, Inc. is the holding company for Polonia Bank. Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania and has provided community banking services to customers for almost 93 years.  Polonia Bank currently operates five full-service locations in Montgomery and Philadelphia Counties, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company and Polonia, or other effects of the proposed merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to satisfy closing conditions to the merger, including approval by shareholders of Prudential of the share issuance; delay in closing the merger; difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company and Polonia conduct their operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

The Company has filed with the SEC a Registration Statement on Form S-4 relating to the proposed merger which includes a prospectus for the offer and sale of the Company's common stock as well as a proxy statement for the solicitation of proxies from its shareholders for use at the meeting at which the proposal to approve the issuance of shares of the Company's common stock to Polonia's shareholders is considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF PRUDENTIAL AND POLONIA ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT AND/OR PROXY STATEMENT/PROSPECTUS, AS APPLICABLE, REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement and the proxy statement/prospectus, as well as other filings containing information about the Company, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by the Company. You will also be able to obtain these documents, when they are filed, free of charge, from the Company at www.prudentialsavingsbank.com under the heading "About Us" and then under the Investor Relations menu. In addition, copies of the proxy statement when it becomes available can also be obtained, free of charge, by directing a request to the Company at 1834 West Oregon Avenue, Philadelphia, PA 19145, Attention: Corporate Secretary or by contacting the Company's Corporate Secretary at 215-755-1500 or by contacting the Company's Corporate Secretary at 215-755-1500 or to Polonia Bancorp at 3933 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA 19006 or by contacting Paul Rutkowski, CFO and Corporate Secretary, at 215-938-8800.

The Company and certain of its directors and executive officers may be deemed to be "participants" in the solicitation of proxies by Prudential in connection with the proposed merger. Information concerning the interests of the Company's persons who may be considered "participants" in the solicitation is set forth in the proxy statement for the Company's 2016 annual meeting of shareholders, as filed with the SEC on January 8, 2016. Additional information concerning the Company's directors and executive officers, including their ownership of Company common stock, is set forth in the proxy statement relating to the proposal to approve the issuance of the shares of Prudential common stock in the merger. Free copies of this document may be obtained as described in the preceding paragraph.

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